Exhibit 99.(a)(1)(E)

FORM OF NOTICE REGARDING FAILURE TO MAKE AN ELECTION

To:	[NAME]
From:	Human Resources Department - American Capital Strategies, Ltd.
Subject:	Reminder: Tender Offer Election Required - DUE OCTOBER 1, 2007

REMINDER

DEADLINE: 11:59 P.M., EASTERN TIME, MONDAY, OCTOBER 1, 2007

To all Eligible Optionees in the Offer:

The Offer to amend your Eligible Option(s) will expire at 11:59 p.m., Eastern Time, on Monday, October 1, 2007 unless we extend the Offer. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options (the “Offering Memorandum”) filed with the U.S. Securities and Exchange Commission on August 29, 2007 and separately mailed to you. As of today, we have not received an Election Form from you.

If you decide to accept the Offer with respect to your Eligible Option(s), you must submit your Election Form in accordance with the instructions set forth in the Election Form and the Offering Memorandum. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect your Eligible Option(s), you must submit an Election Form reflecting your rejection of the Offer.

If you have any questions regarding the Offer or the Election Form, please contact Sandra Sussman in the Human Resources Department.